PRESS RELEASE
For immediate release
TRICO MARINE SERVICES, INC. REPORTS 2008 SECOND QUARTER RESULTS — INCLUDES ACQUISITION OF DEEPOCEAN AND CTC MARINE
HOUSTON, July 23, 2008 /PRIMENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA — News) (the “Company” or “Trico”) today announced its financial results for the second quarter of 2008, which includes the effect of the approximate $690 million acquisition of DeepOcean and CTC Marine. DeepOcean is among the world’s largest providers of subsea services, including inspection, maintenance and repair (IMR), survey and light construction support. CTC Marine operates the world’s largest fleet of marine trenching vehicles providing trenching, cable laying and subsea installation services. On a consolidated basis, giving effect only to the portion of the second quarter during which Trico owned DeepOcean and CTC Marine, the Company reported a quarterly net loss of $3.0 million, or $0.20 loss per share (diluted), after giving effect to non-cash charges totaling $4.0 million, net of taxes, or $0.27 earnings per share (diluted).
The second quarter net loss and loss per share included net pre-tax non-cash charges totaling $5.9 million as a result of accounting for the derivative component of the 6.5% convertible senior notes and a foreign currency swap instrument. Net income without the effects of these charges would have been $1.0 million or $0.07 earnings per share (diluted). The table attached to this release sets forth our second quarter of 2008 financial results, including the charge discussed above, and provides a reconciliation of our adjusted net income to our net loss as recorded under U.S. GAAP.
President and Chief Executive Officer, Joe Compofelice, commented, “DeepOcean and CTC Marine transform Trico into a technology-driven service-based company with over three quarters of our pro forma revenue mix coming from subsea and trenching services and approximately one quarter coming from our towing and supply division. Growth in the subsea services market for the foreseeable short and long-term future, I believe, is significant and sustainable. We currently have both a very substantial backlog at DeepOcean and CTC Marine, respectively, as well as 89% of our revenue stream in our towing and supply division under term contracts at good rates. The subsea services division, to continue to operate under the DeepOcean brand name, operates a fleet of 14 vessels with an average age of seven years. Our trenching division, to continue to operate under the CTC Marine brand name, operates a fleet of five vessels with an average age of five years. This is a meaningful change in our asset base.”
During the second quarter, within the subsea services and trenching divisions, Trico signed new deepwater, subsea and trenching contracts at attractive rates, including one with StatoilHydro providing a new, 5-year agreement for IMR, and a 5-year contract for construction support for Pemex in Mexico. In addition, Trico took delivery of two new vessels during the quarter: the Edda Flora, a 95-meter, multipurpose DP II vessel built for IMR, ROV operations and light construction support, and the Volantis, a 107 meter multipurpose DP II vessel capable of trenching and ROV launch/recovery with a carousel for flex pipe and fiberoptic cable. The Edda Flora will commence work for StatoilHydro in the third quarter of 2008.
In the towing and supply division, late in the second quarter, Trico mobilized two AHTS vessels out of the weaker than anticipated spot market in the North Sea to term contracts: one at very attractive rates in Brazil and one at attractive rates with Gazflot in the Baltic Sea. Trico secured additional term contracts with StatoilHydro offshore Ireland for two more AHTS vessels. As a result, Trico’s exposure to spot market rates in the North Sea has been reduced.
3200 SOUTHWEST FWY — SUITE 2950 — HOUSTON, TEXAS 77027 — (713)780-9926 — FAX (713)780-0062

Summary Results
Other than the non-cash charges discussed above, the financial results for the second quarter are also impacted by the effect of converting DeepOcean and CTC Marine’s financials to U.S. GAAP and purchase price adjustments related to the acquisition. Revenues for our towing and supply segment for the quarter ended June 30, 2008 were $54.6 million, a $2.2 million decrease compared to the first quarter of 2008, attributable to lower spot AHTS rates and utilization in the North Sea, partially offset by increased rates and utilization for our supply vessels in the Gulf of Mexico. Operating costs, including classification and dry docking expenses, were in line with management’s expectations for the quarter. For the period May 16, 2008 through June 30, 2008, revenues for our subsea services segment were $34.2 million. For that same period, revenues for our trenching segment were $15.5 million.
In July 2008 (through July 18, 2008), AHTS day rates averaged $36,241, an increase of 10% over average rates in the second quarter, with utilization increasing from 78% to 88%. PSV day rates averaged $17,168 with utilization of 98%, OSV day rates averaged $7,560 with utilization of 84%, and SPSV day rates averaged $21,766 with utilization of 80%. Our GOM OSV average day rate exceeded an average of $8,800 with over 98% utilization.
As of June 30, 2008, the Company had a total of $167 million in unrestricted cash and cash equivalents and a total debt position of $908 million.
Conference Call Information
The Company will conduct a conference call at 8:30 a.m. EST on Thursday, July 24, 2008, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (888) 256-9128, access code 2395840, in the United States or (913) 312-1482, access code 2395840, from outside the country.
A telephonic replay of the conference call will be available until August 7, 2008, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 2395840 (international calls should use (719) 457-0820, access code 2395840).
About Trico Marine
Trico Marine is an integrated provider of subsea and trenching services and marine support vessels. Trico Marine recently increased its subsea market presence through its acquisition of DeepOcean, a recognized market leader in the provision of high quality subsea services including, IMR, survey and construction support, subsea intervention and decommissioning, marine trenching and the laying and burying of subsea cable. DeepOcean controls a well equipped fleet of 14 vessels and operates a fleet of modern ROVs and trenching equipment. Trico Marine also continues to provide a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine is headquartered in Houston, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact info:
Geoff Jones
VP & Chief Financial Officer
(713) 780-9926

Exhibit 99.1
Trico Marine Services, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2008					Three Months Ended
	Towing and Supply	Subsea Services	Trenching	Corporate/Other	Total	March 31, 2008
Three Months Ended June 30, 2008
Revenues	$47,605	$41,223	$15,464	$—	$104,292	$59,175

Operating expenses:
Direct vessel expenses and subsea service costs	27,542	30,034	13,270	—	70,846	32,994
General and administrative expenses	4,946	1,349	2,269	6,376	14,940	10,767
Depreciation and amortization	5,917	4,502	2,427	49	12,895	6,747
Gain (loss) on sale of assets	91	—	—	—	91	(2,837)

Operating income (loss)	9,109	5,338	(2,502)	(6,425)	5,520	11,504

Interest income					3,271	1,578
Interest expense, net of capitalized amounts					(6,176)	(223)
Foreign exchange gain					309	1,267
Other loss, net					(5,247)	(100)

Income (loss) before income taxes and noncontrolling interest in consolidated subsidiary					(2,323)	14,026
Income tax benefit					(859)	2,284

Loss before noncontrolling interest in consolidated subsidiary					(1,464)	11,742

Noncontrolling interest in (income) loss of consolidated subsidiary					(1,541)	(841)

Net income (loss)					$(3,005)	10,901

Earnings Per Common Share
Basic					$(0.20)	$0.76

Diluted					$(0.20)	$0.73

Average Shares Outstanding
Basic					14,815	14,411

Diluted					14,815	14,919

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Vessel Metrics
(Dollars in thousands, except utilization and number of vessel amounts)

		Three Months	Three Months	Six months	Six months
	Month of	ended	ended	ended	ended
	July 2008	June 30, 2008	March 31, 2008	June 30, 2008	June 30, 2007
Average Day Rates:

Towing and Supply
AHTSs (1)	$36,241	$32,983	$39,373	$36,345	$34,100
PSVs	17,168	17,486	17,959	17,721	18,164
OSVs	7,560	7,252	7,163	7,209	9,322
Crew/Line	7,502	6,168	5,879	6,017	5,651

Subsea
SPSVs	21,766	21,941	18,709	20,160	16,199

Utilization:

Towing and Supply
AHTSs (1)	88%	78%	87%	82%	83%
PSVs	98%	92%	91%	91%	93%
OSVs	84%	82%	77%	79%	72%
Crew/Line	58%	76%	54%	63%	79%

Subsea
SPSVs	80%	77%	94%	85%	91%

Average Number of Vessels:

Towing and Supply
AHTSs (1)	6.0	6.0	6.0	6.0	6.0
PSVs	7.0	7.0	7.0	7.0	7.0
OSVs	38.0	38.0	38.2	38.1	39.2
Crew/Line	4.0	4.6	7.0	5.8	7.5

Subsea
SPSVs	5.0	5.0	5.0	5.0	5.0

(1) Anchor handling, towing and supply vessels.

For immediate release
The following table sets forth the Company’s net loss for the second quarter of 2008, including the non cash charges discussed in the press release text included above, and provides a reconciliation of the Company’s adjusted net income to its net loss as recorded under U.S. GAAP:
(In thousands, except for per share data)

	Three Months Ended June 30, 2008
		Diluted earnings
	Results	(loss) per share
Net loss, as reported	$(3,005)	$(0.20)
Adjustments:
Impact of financial derivatives	5,877	0.40
Tax effect	(1,879)	(0.13)

Non-GAAP adjusted net income	$993	$0.07